Exhibit 99.1

Atossa Therapeutics Reports Third Quarter 2025 Financial Results and Provides a Corporate Update

Company reports progress to file planned IND for (Z)-endoxifen in mBC with CRO selection and streamlined development programs for potential 2026-NDA enabling activities, including a Type C meeting with the FDA, to potentially accelerate (Z)-endoxifen in breast cancer risk reduction

Appointed key leadership to drive (Z)-endoxifen development and evolve pathway to commercialization

SEATTLE, November 12, 2025 — Atossa Therapeutics, Inc. (Nasdaq: ATOS) (Atossa or the Company), a clinical-stage biopharmaceutical company developing proprietary innovative medicines in areas of significant unmet medical need in oncology, today announces its financial results for the third quarter ended September 30, 2025 and provides an update on recent corporate developments.

“We continue to make meaningful and measurable progress across our (Z)-endoxifen development strategy in oncology,” stated Dr. Steven Quay, Atossa Therapeutics’ Chairman and CEO. “Initiatives include enhanced efficiency, focus and financial discipline with our programs, and readiness as we work to evolve into a commercial company. With a strong balance sheet, a strategically focused team, and the true desire to provide a solution for the millions of women worldwide suffering from breast cancer, we believe we are well-positioned to execute on our planned upcoming IND submission and advance our clinical programs toward key value-creating milestones.”

Clinical & Regulatory Developments

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Requested a Type C meeting with the U.S. Food and Drug Administration (FDA) to discuss regulatory strategy aimed at accelerating development of (Z)-endoxifen in breast cancer risk reduction - In September 2025, Atossa requested a Type C meeting with the FDA to discuss a regulatory strategy aimed at accelerating development of low-dose (Z)-endoxifen for breast cancer risk reduction. On November 6, 2025, Atossa received preliminary written comments from the FDA regarding the regulatory path for (Z)-endoxifen. The Company expects to meet with the FDA on November 17, 2025, to discuss a development plan intended to support filing an NDA, including the potential use of expedited programs where eligible. Atossa will evaluate any implications for its plans and timelines following receipt of FDA meeting minutes, which are expected to be available in December 2025. This follows the recommendation of Atossa’s team of experts -- including an internationally recognized FDA law firm and senior regulatory affairs experts -- engaged to review the Company's extensive (Z)-endoxifen data and the considerable published scientific literature on (Z)-endoxifen to evaluate whether existing evidence could support a faster regulatory path in breast cancer risk-reduction. Atossa has now filed this meeting request to align with the FDA on the requirements needed to complete a New Drug Application (NDA) and expects to update shareholders on the outcome of the meeting before year end 2025, based on standard agency timelines and subject to a timely resolution to the ongoing U.S. government shutdown. While there can be no assurance of a favorable outcome, a successful alignment with the FDA could materially shorten development timelines and reduce future clinical costs.

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Streamlined EVANGELINE breast cancer clinical trial to prioritize potential 2026 NDA-enabling activities - In October 2025, Atossa amended its Phase 2 EVANGELINE study of (Z)-endoxifen in premenopausal women with newly diagnosed early-stage ER+/HER2- breast cancer. The amended, non-registrational study design is expected to accelerate objective readouts while reducing projected future study costs, consistent with Atossa's focus on extending operating runway and deploying capital where it is most impactful. In 2026, Atossa plans to concentrate its resources on near-term, NDA-enabling activities for investigational (Z)-endoxifen.

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Named Janet R. Rea, MSPH, as Senior Vice President, R&D to accelerate (Z)-endoxifen toward key regulatory milestones. Appointed Mark Daniel, CPA, as Chief Financial Officer to lead finance, systems, and capital strategy for commercial readiness - In October 2025, Atossa appointed Janet R. Rea, MSPH to its newly created position Senior Vice President, R&D. Ms. Rea brings more than two decades of strategic research and clinical development expertise, with a success record for regulatory approvals, to oversee late-stage (Z)-endoxifen programs with near term priorities that include planned upcoming FDA submissions, interactions, and defining a pathway to commercialization. Also in October 2025, Atossa named Mark Daniel, CPA (WA; inactive), as Chief Financial Officer. Mr. Daniel is a senior finance leader with more than 25 years of experience building the forecasting cadence, systems, and public-company discipline that support revenue scale in global life-science businesses. He has overseen weekly revenue forecasting in partnership with commercial leadership, managed operating expense budgets exceeding $200 million, implemented and certified Sarbanes-Oxley (SOX) controls, and led programs delivering over $50 million in cost savings.

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Selected PSI as Contract Research Organization (CRO) for planned pivotal dose ranging study of (Z)-endoxifen in metastatic breast cancer (mBC) - In August 2025, Atossa selected PSI, a leading global CRO, to operationalize and manage its planned (Z)-endoxifen monotherapy dose-ranging study in women with mBC. The study was designed following guidance from the FDA and is intended to directly inform a subsequent Phase 3 trial. The global Phase 2, multi-center dose-ranging study is designed to evaluate (Z)-endoxifen monotherapy for safety, pharmacokinetics/pharmacodynamics, and preliminary anti-tumor activity. Patient enrollment is expected to follow the planned Investigational New Drug (IND) filing in Q4 2025, with topline data anticipated in 2026.

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Highlighted progress in RECAST™ DCIS platform trial – In October 2025, Atossa announced that Laura J. Esserman, MD, MBA, Professor of Surgery and Radiology at the University of California, San Francisco and Principal Investigator of RECAST™, will speak at the Early Detection Research Conference in Portland, OR, about the Company's collaborative work in the RECAST platform trial for ductal carcinoma in situ (DCIS), a biologically heterogeneous, non-invasive breast condition that can progress to invasive breast cancer in a subset of patients. DCIS represents a large, under-served market that is commonly treated like invasive cancer (surgery ± radiation ± endocrine therapy). Demonstrating that a biomarker-guided, non-surgical approach is safe and effective could potentially reshape standard of care and expand use of oral endocrine agents in early-stage disease management. The platform design enables parallel testing of multiple agents, including Atossa's (Z)-endoxifen, with common imaging and biomarker endpoints to generate comparative signals that can inform registration strategies. The Company believes that early imaging response, biomarker correlation, and active-surveillance suitability rates by arm create interim readout opportunities that can help de-risk later-stage programs and guide payer-relevant health-economic modeling. RECAST is sponsored by Quantum Leap Healthcare Collaborative with research support from NIH and industry partners. This shared-infrastructure model can help accelerate enrollment, broaden site access, and optimize capital efficiency.

Intellectual Property & Patent Portfolio

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New Israel Patent - In October 2025, Atossa announced key progress in its global intellectual-property strategy for (Z)-endoxifen, including the issuance of an Israeli patent and continued patent renewals that reinforce protection for the Company's lead program across major jurisdictions. The Israeli patent (No. 304863), titled, "Methods for Making and Using Endoxifen," was granted on July 2, 2025, with priority to multiple U.S. provisional applications filed in 2017–2018.

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Recent Patent Challenges - Two of Atossa’s patents are currently the subject of post‑grant challenges (i.e., U.S. Patent Nos. 11,261,151 and 12,071,391), which may result in modification or invalidation of certain patent claims; however, such proceedings are common for high‑value pharmaceutical IP, and we remain confident in our ability to vigorously defend these patents. The majority of Atossa’s intellectual property is unaffected. Atossa holds four additional issued U.S. patents with claims to endoxifen—U.S. Patent Nos. 11,680,036, 12,201,591, 12,275,684, and 12,281,056—with over 200 total claims covering proprietary manufacturing methods, stable crystalline forms, and multiple sustained‑release and enteric oral formulations of (Z)‑endoxifen. We believe that these patents, along with pending applications worldwide, provide substantial additional protection for our lead program.

Strategic Outlook & Upcoming Milestones

Atossa remains focused on executing its breast cancer development strategy. Key upcoming deliverables include:

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Working with the FDA on regulatory strategies for breast cancer indications beyond metastatic breast cancer, including women in the adjuvant setting, patients with DCIS, and use in reducing the incidence of breast cancer in high-risk women.
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Targeting potential IND submission in Q4 2025, in alignment with feedback under the FDA Project Optimus initiative.
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Advancing enrollment and data generation from ongoing Phase 2 trials.

Comparison of Three and Nine Months Ended September 30, 2025 and 2024

Operating Expenses. Total operating expenses were $9.3 million and $25.7 million for the three and nine months ended September 30, 2025, respectively, which was an increase of $2.9 million and $5.2 million from total operating expenses for the three and nine months ended September 30, 2024 of $6.4 million and $20.5 million, respectively. Factors contributing to the increased operating expenses in the three and nine months ended September 30, 2025 are explained below.

Research & Development (R&D) Expenses. The following table provides a breakdown of major categories within R&D expenses for the three and nine months ended September 30, 2025 and 2024, together with the dollar change and percentage change in those categories (dollars in thousands):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2025	2024	Increase	% Increase	2025	2024	Increase	% Increase
Research and Development Expense
Clinical and non-clinical trials	$4,318	$2,490	$1,828	73%	$11,154	$7,875	$3,279	42%
Compensation	723	701	22	3%	2,459	2,006	453	23%
Professional fees and other	329	221	108	49%	1,416	833	583	70%
Research and Development Expense Total	$5,370	$3,412	$1,958	57%	$15,029	$10,714	$4,315	40%

As (Z)-endoxifen is our only product candidate for which we currently incur R&D expenses, we have not further disaggregated R&D expenses by product candidate:

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Clinical and non-clinical trial expenses increased $1.8 million and $3.3 million for the three and nine months ended September 30, 2025, respectively, compared to the three and nine months ended September 30, 2024, due to increases in spend related to our (Z)-endoxifen trials, including drug development costs.
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The increase in R&D compensation expenses of $0.5 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, was primarily due to an increase in headcount. R&D compensation expense remained relatively flat for the three months ended September 30, 2025, compared to the same period in 2024.
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The increases in R&D professional fees and other of $0.1 million and $0.6 million for the three and nine months ended September 30, 2025, respectively, compared to the three and nine months ended September 30, 2024, were primarily attributable to higher regulatory consulting fees in the 2025 periods related to our (Z)-endoxifen program.

General and Administrative (G&A) Expenses. The following table provides a breakdown of major categories within G&A expenses for the three and nine months ended September 30, 2025 and 2024, together with the dollar change and percentage change in those categories (dollars in thousands):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2025	2024	Increase (Decrease)	% Increase (Decrease)	2025	2024	Increase (Decrease)	% Increase (Decrease)
General and Administrative Expense
Compensation	$1,453	$1,342	$111	8%	$4,479	$3,698	$781	21%
Professional fees and other	2,246	1,425	821	58%	5,654	5,374	280	5%
Insurance	182	206	(24)	(12)%	543	684	(141)	(21)%
General and Administrative Expense Total	$3,881	$2,973	$908	31%	$10,676	$9,756	$920	9%

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The increases in G&A compensation expenses of $0.1 million and $0.8 million for the three and nine months ended September 30, 2025, respectively, compared to the three and nine months ended September 30, 2024, were primarily due to increases in non-cash stock-based compensation expense of $0.1 million and $0.6 million, respectively.
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The increases in G&A professional fees and other of $0.8 million and $0.3 million for the three and nine months ended September 30, 2025, compared to the three and nine months ended September 30, 2024, were primarily due to increases in legal fees of $0.7 million and $0.5 million, respectively, related to higher patent-related activity as well as other legal matters, partially offset by decreases in investor relations costs of $0.3 million due to changes in the timing of investor outreach programs.

Interest Income. Interest income was $0.6 million and $1.9 million for the three and nine months ended September 30, 2025, respectively, a decrease of $0.4 million and $1.3 million from interest income of $1.0 million and $3.2 million for the three and nine months ended September 30, 2024, respectively. The decreases were due to decreases in the average balance invested in our money market account.

Impairment Charge on Investment in Equity Securities. For the nine months ended September 30, 2024, we wrote down our Investment in equity securities by $1.7 million due to the impairment of our investment in Dynamic Cell Therapies, Inc. (DCT).

About (Z)-endoxifen

(Z)-endoxifen is a highly potent Selective Estrogen Receptor Modulator/Degrader (SERM/D) with demonstrated ability to inhibit and potentially degrade estrogen receptors. It has shown activity even in tumors that have developed resistance to other endocrine therapies. Beyond its anti-estrogenic properties, (Z)-endoxifen also targets the oncogenic signaling pathway, protein kinase C beta 1 (PKCβ1), at clinically achievable blood and tumor levels. (Z)-endoxifen also seems to deliver comparable or superior bone-protective effects relative to tamoxifen.

Atossa is developing a proprietary enteric oral formulation of (Z)-endoxifen that bypasses stomach acid, which would otherwise partially convert the active (Z)-isomer to its inactive (E)-form. We believe this innovation allows for optimal bioavailability and therapeutic integrity. Clinical studies have shown Atossa's (Z)-endoxifen to be well tolerated in both healthy women and those with breast cancer. In over 700 subjects (healthy volunteers and breast cancer patients) receiving doses up to 360 mg/day, no maximum tolerated dose (MTD) has been identified, supporting continued dose-range exploration.

Atossa is actively pursuing what it believes are opportunities to accelerate its regulatory path with (Z)-endoxifen for use in several indications in which low dose (Z)-endoxifen could potentially help lower the risk of breast cancer. We expect to share more about the viability of this accelerated path and related milestones by the end of 2025. In addition, Atossa is continuing its ongoing development efforts for use of (Z)-endoxifen in metastatic breast cancer. The compound is currently being evaluated in three Phase 2 studies, one in DCIS and two in ER+/HER2- breast cancer. Further, monotherapy in DCIS and low risk cancer, and combination therapy in high-risk cancer, with Lilly's CDK4/6 inhibitor, Verzenio® (abemaciclib), are being investigated. Atossa's (Z)-endoxifen program is supported by a growing global intellectual property portfolio, including three recently issued U.S. patents and numerous pending applications worldwide.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company developing novel therapies in oncology, including (Z)-endoxifen, to improve outcomes for patients across the breast cancer continuum of care. Information about Atossa can be found at the website: https://atossatherapeutics.com/.

Forward Looking Statements

This press release contains certain information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may identify these forward-looking statements by the use of words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “design,” “predict,” “future,” or other comparable words. All statements made in this press release that are not statements of historical fact, including statements regarding the Company’s development strategy and related milestones, data related to the (Z)-endoxifen program, the safety, tolerability and efficacy of (Z)-endoxifen, the potential of (Z)-endoxifen as a breast cancer prevention and treatment agent, the potential indications that the Company may pursue for (Z)-endoxifen, the potential for (Z)-endoxifen to receive regulatory approval, including potential IND and NDA submissions, and related timing, benefits of the Company’s strategy of pursuing a metastatic indication for (Z)-endoxifen, the expected design and enrollment of trials and timing of data and related publications, the Company’s progress across its pipeline, the strength of the Company’s patent portfolio and expectations regarding related litigation, and the potential market and growth opportunities for the Company, are forward-looking statements. Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes, to differ materially from those projected or anticipated, including risks and uncertainties associated with: our ability to successfully execute our strategy to pursue a metastatic breast cancer indication for our lead program, (Z)-endoxifen, and to develop in parallel low dose (Z)-endoxifen for breast cancer reduction; our ability to shorten our clinical development timelines and reduce future clinical development costs through an accelerated path to filing an NDA, which is dependent on the timing and outcomes of submissions to and other interactions with the U.S. Food and Drug Administration (FDA); the expected timing of releasing data; any variation between interim or preliminary and final clinical results or analysis; actions and inactions by the FDA and foreign regulatory bodies; the outcome or timing of regulatory approvals needed by Atossa, including those needed to continue our planned (Z)-endoxifen trials; our ability to satisfy regulatory requirements; our ability to regain compliance or maintain compliance with the continued listing requirements of the Nasdaq Stock Market; our ability to successfully develop and commercialize new therapeutics; the success, costs and timing of our development activities, including our ability to successfully initiate or complete our clinical trials, including our (Z)-endoxifen trials; our anticipated rate of patient enrollment; our ability to contract with third-parties and their ability to perform adequately; our estimates on the size and characteristics of our potential markets; our ability to successfully defend litigation and other similar complaints and to establish and maintain intellectual property rights covering our products; whether we can successfully complete our clinical trial of oral (Z)-endoxifen in women with mammographic breast density and our trials of (Z)-endoxifen in women with breast cancer, and whether the studies will meet their objectives; our expectations as to future financial performance, expense levels and capital sources, including our ability to raise capital; our ability to attract and retain key personnel; our anticipated working capital needs and expectations around the sufficiency of our cash reserves; and other risks and uncertainties detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its Annual Reports on Form 10-K and Quarterly Reports on 10-Q. Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Investor & Media Contact

Investors: CORE IR — ir@atossatherapeutics.com • (212) 655-0924

Media: CORE IR — pr@atossatherapeutics.com • (212) 655-0924

ATOSSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$51,845	$71,084
Restricted cash	110	110
Prepaid materials	3,143	2,098
Prepaid expenses and other current assets	580	1,165
Total current assets	55,678	74,457
Other assets	2,334	1,987
Total assets	$58,012	$76,444
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,536	$679
Accrued expenses	1,989	919
Payroll liabilities	1,125	1,862
Other current liabilities	1,575	1,507
Total current liabilities	8,225	4,967
Total liabilities	8,225	4,967
Commitments and contingencies
Stockholders' equity
Convertible preferred stock - $0.001 par value; 10,000,000 shares authorized; 577 and 582 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Common stock - $0.18 par value; 350,000,000 shares authorized; 129,171,424 and 129,170,004 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	23,488	23,488
Additional paid-in capital	263,399	261,256
Treasury stock, at cost; 1,320,046 shares of common stock at September 30, 2025 and December 31, 2024	(1,475)	(1,475)
Accumulated deficit	(235,625)	(211,792)
Total stockholders' equity	49,787	71,477
Total liabilities and stockholders' equity	$58,012	$76,444

ATOSSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$5,370	$3,412	$15,029	$10,714
General and administrative	3,881	2,973	10,676	9,756
Total operating expenses	9,251	6,385	25,705	20,470
Operating loss	(9,251)	(6,385)	(25,705)	(20,470)
Impairment charge on investment in equity securities	—	(1,710)	—	(1,710)
Interest income	570	1,001	1,935	3,213
Other expense, net	(11)	(136)	(63)	(190)
Loss before income taxes	(8,692)	(7,230)	(23,833)	(19,157)
Income tax benefit	—	—	—	—
Net loss	(8,692)	(7,230)	(23,833)	(19,157)
Net loss per share of common stock - basic and diluted	$(0.07)	$(0.06)	$(0.18)	$(0.15)
Weighted average shares outstanding used to compute net loss per share - basic and diluted	129,171,424	125,772,664	129,170,623	125,608,794